LIFE PARTNERS HOLDINGS RECEIVES
4-STAR RATING BY MORNINGSTAR®

Ranked 20th Fastest Growing Company in the World by Fortune Magazine

WACO, TX – August 25, 2010 – Life Partners Holdings, Inc. (Nasdaq GS:  LPHI) is pleased to announce that it has been given a 4-Star rating by Morningstar® research, receiving highest marks for growth, profitability and financial health.

In addition, LPHI was recently ranked the 20th fastest growing company in the world by Fortune Magazine.  Fortune’s list of the top 100 fastest growing companies includes Apple, Research in Motion and Amazon.com.

See the full list at: http://money.cnn.com/magazines/fortune/fortunefastestgrowing/2010/full_list/

Investment manager Kayne Anderson Rudnick has acquired over 1 million shares, or approximately 7% of the outstanding stock of Life Partners.  Other institutional investors include The Vanguard Group, Oppenheimer Funds and Dimensional Fund Advisors.

LPHI CEO, Brian Pardo, said “Institutional investors and analysts understand the value of a strong balance sheet, a solid dividend and a business plan that brings value to all parties. Our current dividend rate is around 6% which makes LPHI very attractive to buyers of dividend stocks, but our real value is in our long term business plan.  We provide a valuable service to insurance consumers looking to reallocate their assets and to investors looking for an asset based investment which is not correlated to the financial markets.  With all of the uncertainty in the financial markets, life settlements are an essential financial option and will continue to be for years to come.  Life Partners has the infrastructure, the financial stability and the intellectual capital to maintain and grow its position as a leader of this industry.”

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements.”  Since its incorporation in 1991, Life Partners has completed over 117,000 transactions for its worldwide client base of over 26,000 high net worth individuals and institutions in connection with the purchase of over 6,300 policies totaling approximately $2.6 billion in face value.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  The statements in this news release that are not historical statements, including statements regarding the future effect of governmental reports on financial performance, are forward-looking statements within the meaning of the federal securities laws.  These statements are subject to risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  For information concerning these risks and uncertainties, see our most recent Form 10-K.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether because of new information, future events or otherwise, except as may be required by law.

Life Partners is a registered trademark of Life Partners Holdings, Inc.  Other company names mentioned in this release may be trademarks or registered trademarks of their respective companies and are the sole property of their respective holders.

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Visit our website at: www.lphi.com

LPHI-G

Contact:

Life Partners Holdings, Inc.
Shareholder Relations, 254-751-7797
info@LPHI.com
www.lphi.com

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